MORGAN STANLEY & CO. LLC 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

May 7, 2019

Fixed Dollar Accelerated Share Repurchase Transaction

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, MA 01730

United States

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“MSCO”) and Anika Therapeutics, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if MSCO and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation (and the election of USD as the Termination Currency).

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between MSCO and Issuer or any confirmation or other agreement between MSCO and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between MSCO and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which MSCO and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock, par value USD 0.01 per share, of Issuer (Ticker: ANIK)

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Trading Day during the Calculation Period minus (ii) the Discount.

Discount:	As specified in Schedule I

10b-18 VWAP:	On any Trading Day, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by the Calculation Agent by reference to the screen entitled “ANIK <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (without regard to pre-open or after-hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on such Trading Day) or, if the price displayed on such screen is clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Calculation Period:	The period from, and including, the first Trading Day that occurs on the Prepayment Date to, and including, the relevant Valuation Date.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day in whole.

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	One Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.

Exchange:	Nasdaq Global Select Market

Related Exchange:	All Exchanges on which options or futures on the Shares are traded.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Exchange Business Day in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its sole discretion to take one or more of the following actions: (i) determine that such Exchange Business Day is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Exchange Business Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (ii) elect to postpone the Scheduled Valuation Date by up to one Scheduled Trading Day for every Trading Day that is a Disrupted Day during the Calculation Period. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (i) above, then such Disrupted Day shall be a Trading Day for purposes of calculating the Forward Price.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent may, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the 10b-18 VWAP Price for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

VALUATION:

Valuation Date:

The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of MSCO’s election in accordance with the immediately succeeding paragraph.

MSCO shall have the right, in its absolute discretion but subject to the limitation set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part, to any Exchange Business Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date (the “Acceleration Date”).

On each Valuation Date, the Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above.

Lock-Out Date:	As specified in Schedule I

SETTLEMENT TERMS:

Physical Settlement:

Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares which shares shall be delivered to Seller by means of a private placement equal to 101% of the absolute value of the Settlement Amount (such number of Shares, the “Payment Shares”).

Notwithstanding the proviso in the immediately preceding paragraph, if the Settlement Amount is less than zero, Buyer may cash settle its obligation to deliver the Payment Shares by delivering to Seller a notice by no later than the Valuation Date (or, if later, the date on which MSCO delivers an Acceleration Notice) electing to cash settle its obligation to deliver the Payment Shares. Any such cash settlement shall be effected in accordance with “Cash Settlement of Payment Shares” below.

For the avoidance of doubt, upon the date that (i) Issuer satisfies its obligation to deliver the Payment Shares to MSCO in accordance with the terms of this paragraph or (ii) the Settlement Balance (as defined below) is reduced to zero in connection with the cash settlement of the Issuer’s obligation to deliver Payment Shares (as described under “Cash Settlement of Payment Shares” below), Issuer shall have no further delivery or payment obligations under the terms of the Transaction and the Transaction shall be deemed to have been settled as of such date.

Settlement Currency:	USD

Settlement Date:	The date that falls one Settlement Cycle after the relevant Valuation Date; provided that with respect to any accelerated Valuation Date, the date shall be the date that falls one Settlement Cycle following the Acceleration Date.

Cash Settlement of Payment Shares:

If Buyer elects to cash settle its obligation to deliver Payment Shares, then on the Valuation Date a notional Share balance (the “Settlement Balance”) shall be created with an initial balance equal to the absolute value of the Settlement Amount.  On the Settlement Date, Buyer shall deliver to Seller an amount in USD equal to the Payment Shares multiplied by a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”).  On the Exchange Business Day immediately following the Valuation Date, Seller may begin purchasing Shares in a commercially reasonable manner (all such Shares purchased, “Cash Settlement Shares”) and a notional cash balance (the “Cash Balance”) shall be created with an initial balance equal to the Initial Cash Settlement Amount.  At the end of each Exchange Business Day on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Settlement Balance by the number of Cash Settlement Shares purchased on such Exchange Business Day and (ii) the Cash Balance by the aggregate purchase price (including commissions) of the Cash Settlement Shares purchased on such Exchange Business Day.  If, on any Exchange Business Day, the Cash Balance is reduced to or below zero but the Settlement Balance is greater than zero, the Buyer shall (i) deliver to Seller or as directed by Seller on the next Currency Business Day after such Exchange Business Day an additional amount in USD (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share as reasonably determined by the Calculation Agent, and the Cash Balance shall be increased by such amount.  This provision shall be applied successively until the Settlement Balance is reduced to zero.  On the Currency Business Day immediately following the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer an amount in USD equal to the remaining Cash Balance, if any, as of such Exchange Business Day.  In making any purchases of Cash Settlement Shares contemplated by this paragraph, MSCO shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) if such purchases were made by or on behalf of Issuer and subject to Rule 10b-18.  The period until the Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires (but, for the avoidance of doubt, not for purposes of determining the Forward Price).

Other Applicable Provisions:	The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute a Potential Adjustment Event if a Disrupted Day occurs or, pursuant to Section 11 below, is deemed to occur (in whole or in part) on any Trading Day on or prior to the Valuation Date.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the later of (i) the last day of the Calculation Period or (ii) the day upon which the transactions contemplated under “Cash Settlement of Payment Shares” are complete.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

For purposes of the Transaction,

(i)	the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”;

(ii)	the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”;

(iii)	the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (c) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (d) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (e) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof and (f) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof; and

(iv)	Section 12.2 of the Equity Definitions is hereby amended by inserting the words “Announcement Date in respect of any Merger Event or any potential” before the words “Merger Event” in the final line thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

ADDITIONAL DISRUPTION EVENTS:

Change in Law:	Applicable; provided that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 bps

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 bps

Determining Party:	For all applicable events, MSCO

Hedging Party:	For all applicable events, MSCO

Additional Termination Event(s):	The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Issuer as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from, and including, the Trade Date for the Transaction to, and including, the third Scheduled Trading Day following the Scheduled Valuation Date for the Transaction.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	MSCO

4. Account Details and Notices:

(a)       Account for delivery of Shares to Issuer:

Company: 12629

Anika Therapeutics, Inc.

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

(b)        Account for payments to Issuer:

Bank of America, NY

ABA#: 026009593

Anika Therapeutics, Inc.

Account#: 9363574995

(c)        Account for payments to MSCO:

Citibank, NY

ABA #: 021000089

Morgan Stanley & Co.

Account #: 38890774

Anika Therapeutics, Inc.

# 023-05370

(d)       For purposes of this Confirmation:

(i)       Address for notices or communications to Issuer:

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, MA 01730

Attention: Sylvia Cheung

Telephone: 781-457-9214

Facsimile: 781-305-9720

Email Address: scheung@anikatherapeutics.com

With a copy to:

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, MA 01730

Attention: Charles Sherwood III

Telephone: 781-457-9261

Facsimile: 781-305-9720

Email: chsherwoodiii@anikatherapeutics.com

(ii)       Address for notices or communications to MSCO:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036-8293

Attention: Usman Khan

Telephone: 212-761-0955

Facsimile: 212-507-4261

Email Address: usman.s.khan@morganstanley.com

With a copy to:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036-8293

Attention: Steven Seltzer

Telephone: 212-761-1719

Email: Steven.Seltzer1@morganstanley.com

5. Amendments to the Equity Definitions.

(a)        Section 9.2(a)(iii) of the Equity Definitions is hereby amended by deleting the words “the Excess Dividend Amount, if any, and”.

(b)       Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”.

(c)       The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such latter phrase with the words “(including adjustments to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

(d)       Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”.

(e)       Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “MSCO will have the right to cancel the Transaction,”.

(f)       Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(g)       Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

6. Certain Payments and Deliveries by MSCO.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and MSCO would be required to make a payment pursuant to Article 12 of the Equity Definitions (the amount of any such payment obligation described in Section 6(i) or (ii) above, an “MSCO Payment Amount”), then Issuer shall have the right, by prior written notice to MSCO, to require MSCO to settle such payment obligation in Shares in lieu of cash; provided, however, that Issuer shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. If Issuer does not so elect for MSCO to settle an MSCO Payment Amount in Shares, then MSCO shall have the right, in its sole discretion, to elect to settle such MSCO Payment Amount in Shares. If either Issuer or MSCO so elects, then MSCO shall deliver to Issuer, on or within a commercially reasonable time following the date on which such MSCO Payment Amount would have been due, a number of Shares with a market value, as determined by the Calculation Agent, equal to all or a portion (which portion may be zero) of the MSCO Payment Amount. If the market value of such Shares equals a portion, but not all, of the MSCO Payment Amount, then, on the date such MSCO Payment Amount is due, a notional balance (the “Settlement Balance”) shall be established equal to the remaining portion of the MSCO Payment Amount, and MSCO shall commence purchasing Shares for delivery to Issuer. At the end of each Trading Day on which MSCO purchases Shares pursuant to this Section 6, MSCO shall reduce the Settlement Balance by the amount paid by MSCO to purchase the Shares purchased on such Trading Day. MSCO shall deliver any Shares purchased on a Trading Day pursuant to this Section 6 to Issuer on the third Exchange Business Day following such Trading Day. MSCO shall continue so purchasing and delivering Shares until the Settlement Balance has been reduced to zero. In making any purchases of Shares contemplated by this Section 6, MSCO shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 if such purchases were made by or on behalf of Issuer and subject to Rule 10b-18. The period until the Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires.

7. Certain Payments and Deliveries by Issuer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Issuer would be required to make a payment pursuant to Article 12 of the Equity Definitions (any such payment described in (i) or (ii) above, an “Early Settlement Payment”), then Issuer shall have the right, by prior written notice to MSCO, in lieu of making such cash payment, to settle such payment obligation in Shares (such Shares, “Early Settlement Shares”); provided, however, that Issuer shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. In order to elect to deliver Early Settlement Shares, (i) Issuer must notify MSCO of its election by no later than 4:00 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) Issuer must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) Issuer must comply with Section 8 below.

8. Provisions Relating to Delivery of Early Settlement Shares.

(a)       Issuer may deliver Early Settlement Shares and Make-Whole Shares (as defined below) by means of a registered offering only if the following conditions are satisfied:

(i)        On the later of (A) the Trading Day following Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective, but in no event later than the date the Early Settlement Payment is due, Issuer shall deliver to MSCO a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent (the date of such delivery, the “Registered Share Delivery Date”).

(ii)        Promptly following the Registration Notice Date, Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public sale by MSCO of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act of 1933, as amended (the “Securities Act”); provided that no such filing shall be required pursuant to this paragraph (ii) if Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date, in which case such registration statement shall be the Registration Statement.  Issuer shall use its commercially reasonable efforts to file the Registration Statement as an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible. The Registration Statement shall be effective and subject to no stop order as of the Registered Share Delivery Date.

(iii)        Promptly following the Registration Notice Date, Issuer shall afford MSCO a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities for companies of comparable size, maturity and line of business (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Issuer and the right to have made available to MSCO for inspection all financial and other records, pertinent corporate documents and other information reasonably requested in connection with underwritten offerings of this type by MSCO), and MSCO shall be satisfied in all material respects with the results of such due diligence investigation of Issuer. For the avoidance of doubt, Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) unless and until MSCO is satisfied in all material respects with the results of such due diligence investigation of Issuer.

(iv)        From the effectiveness of the Registration Statement until all Registered Securities have been sold by MSCO, Issuer shall, at the request of MSCO, make available to MSCO a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) reasonably satisfactory to MSCO (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as MSCO shall reasonably request.

(v)        Issuer shall use its commercially reasonable efforts to avoid or prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible.  If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Issuer shall as promptly as practicable file any required document and prepare and furnish to MSCO a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities, will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi)        On or prior to the Registered Share Delivery Date, Issuer shall enter into an agreement (a “Transfer Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) relating to the public sale of the Registered Securities and substantially similar to underwriting agreements customary for underwritten offerings of equity securities for companies of comparable size, maturity and line of business, in form and substance reasonably satisfactory to MSCO (or such affiliate), which Transfer Agreement shall (without limiting the foregoing) contain provisions substantially similar to those contained in such underwriting agreements relating to:

(A)        the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates,

(B)        the delivery to MSCO (or such affiliate) of customary letters and opinions (including, without limitation, accountants’ comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and letters of counsel relating to the lack of material misstatements and omissions in the Registration Statement and the Prospectus); and

(C)        the payment by Issuer of all fees and expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of one counsel for MSCO (or such affiliate).

(vii)        On the Registered Share Delivery Date, a notional balance (the “Early Settlement Balance”) shall be established with an initial balance equal to the amount of the Early Settlement Payment.  Following the delivery of Early Settlement Shares or any Make-Whole Shares, MSCO shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.

(viii)        At the end of each day on which sales have been made pursuant to paragraph 8(a)(vii) above, the Early Settlement Balance shall be (A) reduced by an amount equal to the net proceeds to be received by MSCO upon settlement of such sales, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to MSCO’s funding cost with respect to the Early Settlement Balance as of the close of business on the day one Settlement Cycle prior to such day.

(ix)        If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and MSCO shall promptly deliver to Issuer (A) any remaining Early Settlement Shares and (B) if the Early Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Early Settlement Balance.

(x)        If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, Issuer shall, at its election, either pay the remaining Early Settlement Balance to MSCO in cash or promptly deliver to MSCO an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) a price per Share as reasonably determined by the Calculation Agent. This clause (x) shall be applied successively until the Settlement Balance is reduced to zero.

(xi)        If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), Issuer shall, at the request of MSCO, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to MSCO.

(xii)        Issuer shall cooperate with MSCO and use its commercially reasonable efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(xiii)       The provisions of Section 8(b) shall apply to any then-current Early Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions set forth in this Section 8(a) or (ii) for a period of at least 10 consecutive Exchange Business Days, MSCO has determined that it is inadvisable to effect sales of Registered Securities, unless in either case Issuer pays such then-current Early Settlement Balance to MSCO in cash pursuant to the Registration Statement.

(b)        If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i)       All Early Settlement Shares and Make-Whole Shares shall be delivered to MSCO (or any affiliate of MSCO designated by MSCO) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(ii)        Issuer shall afford MSCO and any potential purchaser of any such Shares from MSCO (or any affiliate of MSCO designated by MSCO) identified by MSCO a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities for companies of comparable size, maturity and line of business (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them in connection with underwritten offerings of this type) and Issuer shall not disclose material non-public information in connection with such due diligence investigation.

(iii)        Issuer shall enter into an agreement (a “Private Placement Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the private placement of such Shares by Issuer to MSCO (or any such affiliate) and the private resale of such Shares by MSCO (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of comparable size, maturity and line of business, in form and substance commercially reasonably satisfactory to MSCO and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for MSCO but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and MSCO reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv)        Issuer shall not take or cause to be taken any action that would make unavailable either (A) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to MSCO or (B) an exemption from the registration requirements of the Securities Act reasonably acceptable to MSCO for resales of Early Settlement Shares and Make-Whole Shares by MSCO.

(v)        On the date requested by MSCO, Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (A) the amount of the Early Settlement Payment divided by (B) a per Share value, determined by MSCO in a commercially reasonable manner, which value shall take into account transfer restrictions applicable to such Shares and may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act), and the provisions of Section 8(a)(vii) through (x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in Section 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

(c)        If Issuer elects to deliver Early Settlement Shares to settle its obligation to make an Early Settlement Payment, then, if necessary, Issuer shall use its commercially reasonable efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations under Sections 8(a) and/or 8(b) above.

9. Special Provisions for Merger Transactions.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)       Issuer agrees that:

(i)       It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.

(ii)       To the extent that an announcement of a potential Merger Transaction occurs during the term of the Transaction and such announcement does not cause the Transaction to be cancelled or terminated in whole pursuant to “Extraordinary Events” in Section 2 above, then as soon as practicable following such announcement (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide MSCO with written notice of such announcement; promptly (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide MSCO with written notice specifying (x) Issuer’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (y) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly notify MSCO of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 11 below. Accordingly, Issuer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 13(b) below.

(b)        Upon the occurrence of any public announcement of a Merger Transaction, MSCO in its sole discretion may (i) apply the provisions of Section 11 below and/or (ii) treat the occurrence of such announcement as an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Issuer shall be the sole Affected Party and MSCO shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10. Special Provisions for Acquisition Transaction Announcements.

(a)        If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Forward Price shall be determined as if the words “minus (ii) the Discount” were deleted from the definition thereof. If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b)        “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction or (iv) any announcement subsequent to an Acquisition Transaction Announcement relating to a material amendment, extension, withdrawal or other material change to the subject matter of the previous Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public announcement whether made by Issuer or by a third party that is reasonably likely to be a party to the Acquisition Transaction.

(c)       “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

11. MSCO Adjustments.

In the event that MSCO reasonably determines, based on advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by MSCO, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14 D-E under the Exchange Act, provided that such requirements, policies and procedures are generally applicable in similar situations and applied in a consistent manner in similar transactions), for MSCO to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions MSCO would otherwise purchase or engage in on any Trading Day on or prior to the last day of the Calculation Period, then MSCO may, in its reasonable discretion, elect that a Market Disruption shall be deemed to have occurred on such Trading Day. Such Trading Day shall be treated as a Disrupted Day in full. MSCO shall notify Issuer upon the exercise of MSCO’s rights pursuant to this Section 11 and shall subsequently notify Issuer on the day MSCO believes that the circumstances giving rise to such exercise have changed.

12. Covenants.

Issuer covenants and agrees that:

(a)        Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative or structured Share repurchase transaction with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of MSCO or take any other action that would cause the purchase by MSCO of any Shares in connection with this Agreement not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases).

Notwithstanding the immediately preceding paragraph or anything herein to the contrary (i) an agent independent of Issuer may purchase Shares on behalf of an issuer plan sponsored by Issuer or any affiliate in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Issuer” each being used herein as defined in Rule 10b-18), (ii) Issuer or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not and are not reasonably likely to result in “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case, without MSCO’s consent, (iii) Issuer may repurchase Shares from holders of awards granted under Issuer’s equity incentive plans for the purpose of paying the tax withholding obligations arising from the vesting of, or paying the exercise price in connection with the exercise of, or reacquiring Shares as a result of the forfeiture of, any such awards, and (iv) Issuer may repurchase Shares on any Exchange Business Day pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with MSCO or an Affiliate of MSCO, so long as, on any such Exchange Business Day, such purchases do not in the aggregate exceed Specified ADTV Percentage (as specified in Schedule I) of the Share’s ADTV (as such term is defined in Rule 10b-18(a)(1)) on such Exchange Business Day (collectively, (i) through (iv) referred to herein as the “Permitted Purchases”).

“Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of the Calculation Period, (ii) the earlier of (A) the date ten Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by MSCO in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date.

(b)        It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Confirmation.

(c)        Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon MSCO or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that MSCO and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that MSCO and its affiliates may continue to conduct such transactions during the term of this Agreement. Without limiting the generality of the foregoing, Issuer acknowledges that MSCO is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(d)       Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(e)       It will not make any election or take any other action in connection with the Transaction while aware of any material nonpublic information regarding Issuer or the Shares.

13. Representations, Warranties and Acknowledgments.

(a)        Issuer hereby represents and warrants to MSCO on the date hereof and on and as of the Initial Share Delivery Date that:

(i)       (A) None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and Issuer is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of the Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of the Agreement. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)       The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares.

(iii)        Issuer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv)        Issuer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v)        There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(vi)       Issuer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)        Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)        No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of MSCO or its affiliates owning or holding (however defined) Shares other than any such law, rule, regulation or regulatory order that applies solely as a result of the business, identity, place of business or jurisdiction of organization of MSCO or any such affiliate.

(b)       Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that MSCO may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by MSCO will be conducted independently of Issuer by MSCO as principal for its own account. All of the actions to be taken by MSCO in connection with the Transaction shall be taken by MSCO independently and without any advance or subsequent consultation with Issuer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether MSCO effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of MSCO or its Affiliates that have been identified by MSCO to Issuer in writing as employees responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(c)       Each of Issuer and MSCO represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(d)        Each of Issuer and MSCO acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

14. Acknowledgements of Issuer Regarding Hedging and Market Activity.

Issuer agrees, understands and acknowledges that:

(a)       during the period from (and including) the Trade Date to (and including) the Settlement Date, MSCO and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its Hedge Position with respect to the Transaction;

(b)       MSCO and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(c)       MSCO shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(d)       any such market activities of MSCO and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP and the Forward Price, each in a manner that may be adverse to Issuer.

15. Indemnification.

In the event that MSCO becomes involved in any capacity in any third-party action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, Issuer will reimburse MSCO for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Issuer also will indemnify and hold MSCO harmless against any losses, claims, damages or liabilities to which it may become subject in connection with any matter referred to in this Confirmation. If for any reason the foregoing indemnification is unavailable to MSCO or insufficient to hold it harmless, then Issuer shall contribute to the amount paid or payable by MSCO as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of Issuer on one hand and MSCO on the other hand with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Issuer under this Section 15 shall be in addition to any liability that Issuer may otherwise have, shall extend upon the same terms and conditions to any Affiliate of MSCO and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of MSCO and any such Affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Issuer, MSCO, any such Affiliate and any such person. Issuer also agrees that neither MSCO nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Issuer for or in connection with any matter referred to in this Confirmation. Notwithstanding the foregoing, the reimbursement, indemnity, contribution and exculpation obligations of Issuer under this Section 15 shall not apply for the benefit of any person to the extent that any losses, claims, damages, liabilities or expenses result from the negligence or bad faith of such person in effecting the Transaction. The foregoing provisions shall survive any termination or completion of the Transaction. The foregoing reimbursement, indemnity and contribution obligations of Issuer shall be paid promptly in cash.

16. Other Provisions.

(a)       Issuer agrees and acknowledges that MSCO is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) MSCO is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 555 and 561 of the Bankruptcy Code.

(b)       MSCO and Issuer hereby agree and acknowledge that MSCO has authorized Issuer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Issuer to use any information that Issuer receives or has received with respect to the Transaction in any manner.

(c)       In the event Issuer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute, any rights or claims of MSCO hereunder in respect of the Transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and MSCO hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Issuer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of MSCO hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, MSCO shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, MSCO expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(d)       Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of MSCO hereunder are secured by any collateral, security interest, pledge or lien.

(e)       Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(f)       Notwithstanding anything to the contrary herein, MSCO may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(g)       It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party and MSCO shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time on or prior to the Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

17. Share Cap.

Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to MSCO in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by Issuer on any prior date.

18. Transfer and Assignment.

MSCO may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer. MSCO will provide prompt written notice of any such transfer to Issuer.

19. 2018 ISDA U.S. Resolution Stay Protocol Incorporation by Reference

The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term)  as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request),  the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” MSCO  shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

20. Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Each PARTY hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or the actions of ISSUER or its affiliates in the negotiation, performance or enforcement hereof.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

ANIKA THERAPEUTICS, INC.	MORGAN STANLEY & CO. LLC
By: /s/Joseph Darling________________ Name: Joseph Darling Title: President and Chief Executive Officer	By: /s/Darren McCarley_________________ Name: Darren McCarley Title: Managing Director